Exhibit 23.2  CONSENT OF DELOITTE & TOUCHE LLP INDEPENDENT REGISTERED
              PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-113534, No. 33-55687 and No. 333-111735 of First Commonwealth Financial Corporation on Form S-8 and Registration Statement No. 333-111732 of First Commonwealth on Form S-3 of our report dated January 22, 2003 on the consolidated statements of income, changes in stockholders' equity and cash flow of First Commonwealth Financial Corporation for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of First Commonwealth Financial Corporation for the year ended December 31, 2004.

/S/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

March 10, 2005